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Assurant Announces Appointment of Jean-Paul L. Montupet
to Board of Directors

NEW YORK, Sept. 13, 2012 -- Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announces the appointment of Jean-Paul L. Montupet, chair of Emerson's Industrial Automation business and president of Emerson Europe, to its Board of Directors, effective today.

"Jean-Paul Montupet brings a strong record of accomplishment and an important new perspective to our Board of Directors," said Elaine D. Rosen, chair of Assurant's Board. "Jean-Paul's leadership, business technology expertise and international experience add another set of skills as we support and encourage Assurant's strategic plan for profitable growth."

The Assurant Board also named Montupet to its Nominating and Corporate Governance Committee.

Montupet, 64, joined Emerson Electric Co. in 1981, serving in a number of senior executive roles at the global technology provider and was most recently named chair of its industrial automation business in July 2012. He is expected to serve in this role until his retirement at the end of 2012. Prior to joining Emerson, Montupet served as chair of the Board of Leroy-Somer, Inc. and chair of Founderies Montupet SA.

A resident of St. Louis, Montupet is a trustee of the St. Louis Public Library Foundation and the Winston Churchill National Museum. He also serves on the Boards of Lexmark International, Inc. and of WABCO Holdings Inc., and is the non-executive chair of the Board at PartnerRe Ltd.

Montupet earned a master's degree in business administration from the Ecole des Hautes Etudes Commerciales (HEC) in Paris, France.

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Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $27 billion in assets and $8 billion in annual revenue.

Media Contact:
Vera Carley
Director, Media Relations and Financial Communications
Phone: 212-859-7002
vera.carley@assurant.com

Investor Relations Contacts:
Francesca Luthi
Senior Vice President, Investor Relations
Phone: 212-859-7197
francesca.luthi@assurant.com

Suzanne Shepherd
Director, Investor Relations
Phone: 212-859-7062
suzanne.shepherd@assurant.com